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                          [Thompson Coburn Letterhead]


                                                     June 22, 1999



Board of Directors                                   Board of Directors
Prime Bancorp, Inc.                                  Summit Bancorp.
7111 Valley Green Road                               301 Carnegie Center
Fort Washington, Pennsylvania                        Princeton, New Jersey

Ladies and Gentlemen:

         You have requested our opinion with regard to certain federal income tax consequences of the proposed merger (the "Merger") of Prime Bancorp, Inc. ("Prime") with and into First Valley Corporation ("First Valley"), a wholly owned subsidiary of Summit Bancorp. ("Summit").

         In connection with the preparation of our opinion, we have examined and have relied upon the following:

         (i) The Agreement and Plan of Merger by and among Summit, First Valley, and Prime dated February 17, 1999, including the schedules and exhibits thereto (the "Agreement"), and the "Reorganization Election" (as the quoted term is defined in the Agreement);

         (ii) Summit's Registration Statement on Form S-4, including the Proxy Statement/Prospectus contained therein, filed with the Securities and Exchange Commission on April 27, 1999 as supplemented and amended to the date hereof (the "Registration Statement");

         (iii) The representations and undertaking of Summit substantially in the form of Exhibit A hereto;

         (iv) The representations and undertakings of Prime substantially in the forms of Exhibit B hereto; and

         (v) The Shareholder Rights Plan between Summit (formerly UJB Financial Corp.) and First Chicago Trust Company of New York, as rights agent, dated as of August 16, 1989, and the Rights Agreement between Summit and First Chicago Trust Company of New York, as rights agent, dated as of June 16, 1999 (collectively, the "Rights Agreements").

         Our opinion is based solely upon applicable law and the factual information and undertakings contained in the above-mentioned documents. In rendering our opinion, we have assumed the accuracy of all information and the performance of all undertakings contained in each of such documents, and we have assumed that all representations made to the knowledge of any person or entity or with similar qualification will be true and correct as if made without such qualification. We also have assumed the authenticity of all original documents, the conformity of all copies to the original documents, and the genuineness of all signatures. We have not attempted to verify independently the accuracy of any information in any such document, and we have assumed that such documents accurately and completely set forth all material facts relevant to this opinion. All of our assumptions were made with your consent. If any fact or assumption described herein or below is incorrect, any or all of the federal income tax consequences described herein may be inapplicable.


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Prime Bancorp, Inc.
Summit Bancorp.
June 22, 1999
Page 2



                                     OPINION

         Subject to the foregoing, to the conditions and limitations expressed elsewhere herein, and assuming that the Merger is consummated in accordance with the Agreement, we are of the opinion that for federal income tax purposes:

         1. The Merger will constitute a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"). Each of Summit, First Valley and Prime will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

         2. Each shareholder of Prime who exchanges, in the Merger, shares of Prime common stock, par value $1.00 per share ("Prime Common Stock") solely for shares of Summit common stock, par value $0.80 per share, including the rights associated therewith under the Rights Agreements ("Summit Common Stock"):

                  a) will recognize no gain or loss as a result of the exchange, except with regard to cash received in lieu of a fractional share, as discussed below (Code section 354(a)(1));

                  b) will have an aggregate basis for the shares of Summit Common Stock received (including any fractional share of Summit Common Stock deemed to be received, as described in paragraph , below) equal to the aggregate adjusted tax basis of the shares of Prime Common Stock surrendered (Code section 358(a)(1)); and

                  c) will have a holding period for the shares of Summit Common Stock received (including any fractional share of Summit Common Stock deemed to be received, as described in paragraph , below) which includes the holding period of the shares of Prime Common Stock surrendered, provided that the shares of Prime Common Stock surrendered are held as capital assets at the time of the Merger (Code section 1223(1)).

         3. Each shareholder of Prime who receives, in the Merger, cash in lieu of a fractional share of Summit Common Stock will be treated as if the fractional share had been received in the Merger and then redeemed by Summit. Provided that the shares of Prime Common Stock surrendered are held as capital assets at the time of the Merger, the receipt of such cash will cause the recipient to recognize capital gain or loss, equal to the difference between the amount of cash received and the portion of such holder's basis in the shares of Summit Common Stock allocable to the fractional share (Code sections 1001 and 1222; Rev. Rul. 66-365, 1966-2 C.B. 116; Rev. Proc. 77- 41, 1977-2 C.B. 574).

         4. No gain or loss will be recognized to Prime upon the transfer of its assets in the Merger to First Valley solely in exchange for Summit Common Stock and the assumption by First Valley of the liabilities of Prime
(Code section 361(a) and 357(a)).

         5. No gain or loss will be recognized to Summit or First Valley on the receipt by First Valley of the assets of Prime in the Merger solely in exchange for Summit Common Stock and the assumption by First Valley of the liabilities of Prime (Code section 1032(a); Rev. Rul. 57-278, 1957-1 C.B. 124).


                                   **********

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Prime Bancorp, Inc.
Summit Bancorp.
June 22, 1999
Page 3


         We express no opinion with regard to: (1) the federal income tax consequences of the Merger not addressed expressly by this opinion, including without limitation, (i) the tax consequences, if any, to those shareholders of Prime who acquired shares of Prime Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, and (ii) the tax consequences to special classes of shareholders, if any, including without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans, and dealers in securities; and (2) federal, state, local, or foreign taxes (or any other federal, state, local, or foreign laws) not specifically referred to and discussed herein. Further, our opinion is based upon the Code, Treasury Regulations proposed or promulgated thereunder, and administrative interpretations and judicial precedents relating thereto, all of which are subject to change at any time, possibly with retroactive effect, and we assume no obligation to advise you of any subsequent change thereto. If there is any change in the applicable law or regulations, or if there is any new administrative or judicial interpretation of the applicable law or regulations, any or all of the federal income tax consequences described herein may become inapplicable.

         The foregoing opinion reflects our legal judgment solely on the issues presented and discussed herein. This opinion has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or any court of competent jurisdiction will agree with this opinion.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references made to this letter and to this firm in the Registration Statement.

                                                              Very truly yours,



                                                             /s/ Thompson Coburn